Exhibit 99.1


        T-3 Energy Services, Inc. Announces the Resignation of
       Steven W. Krablin as a Member of its Board of Directors
                 and the Election of Michael W. Press

    HOUSTON--(BUSINESS WIRE)--July 28, 2004--T-3 Energy Services, Inc. (Nasdaq:TTES)("T-3") announced today that effective July 22, 2004, Steven W. Krablin has resigned from his position as a member of the Board of Directors and as Chairman of the Audit Committee to pursue other interests. Mr. Krablin had served on T-3's Board of Directors and Audit Committee since December 2001.
    Gus Halas, President and CEO, commented, "I want to thank Steve for his service as both a Board member and Audit Committee chairman. His industry knowledge and support have established a strong base from which T-3 can grow and prosper. I wish the best for him in his future endeavors."
    T-3's Board of Directors has elected Michael W. Press as a member of the Board of Directors and the Audit Committee. James M. Tidwell, a current Audit Committee member, has been appointed Chairman of the Audit Committee. Prior to joining T-3, Mr. Press was Chief Executive Officer of KBC Advanced Technologies plc, an international petroleum consulting firm. Preceding that, he spent twenty-seven years in the energy industry in senior management and executive positions. These positions included, but were not limited to, Executive Vice President of Refining and Marketing at Amerada Hess Corporation, Senior Vice President of Manufacturing and Supply at British Petroleum plc, and Senior Vice President of Crude Trading and Transportation at The Standard Oil Company.
    Mr. Halas commented, "We are very pleased to have Michael join our Board of Directors and Audit Committee. His many years of senior management experience in the energy industry in a variety of roles will be extremely valuable to us at T-3. We are all truly excited Michael accepted to join our team."
    T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.
    Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.



    CONTACT: T-3 Energy Services, Inc., Houston
             Michael T. Mino, 713-996-4110
             mmino@t3es.com